Contact:	Barbara B. Lucas Senior Vice President Public Affairs 410-716-2980 Mark M. Rothleitner Vice President Investor Relations and Treasurer 410-716-3979

FOR IMMEDIATE RELEASE: Wednesday, March 1, 2006

Subject:	Black & Decker Acquires Vector Products, Inc. For $160 Million

        Towson, MD – The Black & Decker Corporation (NYSE: BDK) announced that it has purchased Vector Products, Inc., a leading designer and marketer of consumer portable power products, for $160 million in cash. Vector’s products, including power inverters, jump-starters, vehicle battery chargers and rechargeable spotlights, had more than $150 million of sales in 2005.

        Nolan D. Archibald, Chairman and Chief Executive Officer, commented, “Vector is a highly innovative, fast-growing and profitable company that will fit well with the Black & Decker consumer products group. We began licensing the Black & Decker brand to Vector in 2005, and have become increasingly impressed with their talented team and entrepreneurial spirit over the past year. This acquisition will give us new technologies and categories that complement our world-class product development expertise, provide opportunities in the automotive and marine distribution channels, and generate synergies with our distribution network. We expect the transaction will be slightly accretive to earnings per share in 2006, and add $0.10 to $0.15 of annualized EPS in 2007. We also expect it will be accretive to our return on capital employed in 2008. Black & Decker remains committed to disciplined stewardship of capital, and this transaction aligns very well with our bolt-on acquisition strategy.”

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        This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the “Risk Factors” sections in Black & Decker’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

        Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

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